UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 11, 2006

Date of Report (Date of Earliest Event Reported)

HOSPIRA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-31946	20-0504497
(Commission File Number)	(I.R.S. Employer Identification No.)

275 N. Field Drive
Lake Forest, Illinois 60045

(Address Of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, Including Area Code:  (224) 212-2000

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The disclosure in Item 5.02 below is hereby incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

(c) On August 11, 2006, Hospira announced that Thomas E. Werner has been appointed as its Senior Vice President, Finance and Chief Financial Officer, succeeding Terrence C. Kearney, who was previously appointed as Hospira’s Chief Operating Officer. The press release announcing such appointment is attached hereto as Exhibit 99.1, and is incorporated by reference herein.

Summary of Terms of Employment

Compensation. Mr. Werner will receive an annual base salary of $350,000 and an annual cash payment in lieu of perquisites of $25,000. In connection with his hiring, Mr. Werner will receive an award of 30,000 non-qualified stock options under the Hospira 2004 Long Term Stock Incentive Plan and a minimum 2006 cash incentive award.

The stock options will be awarded on September 29, 2006 (the last business day of the calendar quarter in which he was hired) with an exercise price equal to the average of the high and low trading prices of Hospira common stock on the New York Stock Exchange on that date. The form of non-qualified stock option award is filed as Exhibit 10.1 to Hospira’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2005. The stock options will vest in three equal annual installments and have a ten-year term.

The cash incentive award will be determined based upon Hospira’s performance compared to earnings, net sales, cash flows and corporate well-being goals established by the nominations and compensation committee of Hospira’s board of directors, subject to a minimum of $172,575 for 2006.

Change in Control Agreement. Hospira and Mr. Werner will enter into a change in control agreement, a form of which is filed herewith as Exhibit 10.1. The agreement will continue in effect until December 31, 2009, and at the end of each year will automatically be extended through the third year thereafter, unless Hospira notifies Mr. Werner that the agreement will not be extended. The agreement also automatically extends for two years following any change in control (as defined in the agreement) that occurs while it is in effect. The agreement provides that if Mr. Werner is terminated other than for specified reasons or if he elects to terminate employment under certain circumstances during a potential change in control (as defined in the agreement) or within two years following a change in control of Hospira (including termination by him for any reason during the thirty-day window period which begins six months after the date of a change in control), he is entitled to receive a lump-sum payment equal to 2.99 times the sum of his annual salary and bonus (assuming for this purpose that all target performance goals have been achieved or, if higher, based on the average bonus for the last three years), plus any unpaid bonus owing for any completed performance period and the pro rata bonus for any current bonus period (based on the highest of the bonus assuming achievement of target performance, the average bonus for the past three years, or, in the case of the unpaid bonus for any completed performance period, the actual bonus earned). He will also receive up to three years of additional employee benefits (including outplacement services, tax planning services and financial counseling for three years), payment of any excise taxes and other related taxes and payments for which he is responsible as a result of the agreement, and reimbursement of certain legal, tax and audit fees. The agreement limits the conduct for which awards under the Hospira 2004 Long-Term Stock Incentive Plan can be terminated and generally permit options to remain exercisable for the remainder of their term.

Item 9.01 Financial Statements and Exhibits

(d)              Exhibits.

Exhibit No.	Exhibit

10.1	Form of Change in Control Agreement

99.1	Press Release, dated August 11, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPIRA, INC.

Dated: August 11, 2006		/s/ Brian J. Smith
	By:	Brian J. Smith
	Its:	Senior Vice President, General Counsel and Secretary